Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

McAFEE, LLC,
AS SELLER

AND

CAPITAL COMMERCIAL INVESTMENTS, INC.,
AS PURCHASER

Purchase and Sale Agreement – 5000 Headquarters Drive

US 8254809v.5 MCA313/32000

TABLE OF CONTENTS

Page No.

Article 1 BASIC INFORMATION
1.1	Certain Basic Terms	9
1.2	Closing Costs	10
1.3	Notice Addresses	10
Article 2 PROPERTY
2.1	Property	10
Article 3 EARNEST MONEY
3.1	Deposit and Investment of Earnest Money	11
3.2	Independent Consideration; Non-Refundable Earnest Money	11
3.3	Form; Failure to Deposit	12
3.4	Disposition of Earnest Money	12
Article 4 DUE DILIGENCE
4.1	Due Diligence Materials	12
4.2	Physical Due Diligence	12
4.3	Due Diligence Termination Right	13
4.4	Return of Documents and Reports	13
4.5	Service Contracts	14
4.6	Proprietary Information; Confidentiality	14
4.7	No Representation or Warranty by Seller	14
4.8	Purchaser’s Responsibilities	15
4.9	Purchaser’s Agreement to Indemnify	15
4.10	Environmental Reports; Seller’s Right to Terminate	15
Article 5 TITLE AND SURVEY
5.1	Title Commitment	15
5.2	Survey	16
5.3	Title Review	16
5.4	Delivery of Title Policy at Closing	16
Article 6 OPERATIONS AND RISK OF LOSS
6.1	Ongoing Operations	16
6.2	Damage	17
6.3	Condemnation	17
6.4	Uniform Vendor and Purchaser Risk Act Not Applicable	17

Purchase and Sale Agreement – 5000 Headquarters Drive

Article 7 CLOSING
7.1	Closing	17
7.2	Extension Option	18
7.3	Conditions to Parties’ Obligation to Close	18
7.4	Seller’s Deliveries in Escrow	19
7.5	Purchaser’s Deliveries in Escrow	19
7.6	Closing Statements	20
7.7	Purchase Price	20
7.8	Possession	20
7.9	Delivery of Books and Records	20
Article 8 PRORATIONS, DEPOSITS, COMMISSIONS
8.1	Prorations	20
8.2	Survey and Report Costs	21
8.3	Closing Costs	21
8.4	Final Adjustment After Closing	21
8.5	Commissions	21
Article 9 REPRESENTATIONS AND WARRANTIES
9.1	Seller’s Representations and Warranties	21
9.2	Purchaser’s Representations and Warranties	22
9.3	Representations and Warranties Generally	22
Article 10 DEFAULT AND REMEDIES
10.1	Seller’s Remedies	23
10.2	Purchaser’s Remedies	23
10.3	Attorneys’ Fees	24
10.4	Other Expenses	24
Article 11 DISCLAIMERS, RELEASE AND INDEMNITY
11.1	Disclaimers By Seller	24
11.2	Sale “As Is, Where Is”	25
11.3	Seller Released from Liability	25
11.4	“Hazardous Materials” Defined	26
11.5	Indemnity	26
11.6	Survival	26
Article 12 MISCELLANEOUS
12.1	Parties Bound; Assignment	26
12.2	Headings	26
12.3	Invalidity and Waiver	26
12.4	Governing Law	26

Purchase and Sale Agreement – 5000 Headquarters Drive

12.5	Survival	26
12.6	Entirety and Amendments	27
12.7	Time	27
12.8	Confidentiality; Press Releases	27
12.9	Electronic Transactions	27
12.10	Notices	27
12.11	Construction	27
12.12	Calculation of Time Periods; Business Day	28
12.13	Execution in Counterparts	28
12.14	No Recordation.	28
12.15	Further Assurances	28
12.16	Discharge of Obligations	28
12.17	No Third-Party Beneficiary	28
12.18	Reporting Person	28
12.19	Mandatory Arbitration	28
12.20	Independent Responsibility/No Alter Ego	28
12.21	Reliance on Title Policy	29
12.22	WAIVER OF JURY TRIAL	29
12.23	Like-Kind Exchange	29

Purchase and Sale Agreement – 5000 Headquarters Drive

LIST OF DEFINED TERMS

Page No.

Agreement	8
Assignment	19
Broker	9
Business Day	28
Cap	23
Casualty Notice	17
CERCLA	25
Closing	17
Closing Condition	19
Closing Date	9
Deed	19
Derivative Claims	29
Due Diligence Termination Notice	13
Earnest Money	9
Effective Date	9
Environmental Reports	14
Environmental Termination Notice	13
Escrow Agent	9
Exchange	29
Extension Fee	18
Extension Option	18
Hazardous Materials	26
Improvements	11
Independent Consideration	11
Inspection Period	9
Intangible Personal Property	11
Land	10
Lease	19
material	17
Material Adverse Effect	18
Material Damage	17
Material Environmental Defect	13
Materially Damaged	17
Non-Refundable Earnest Money	11
OFAC	22
Permitted Exceptions	16
Permitted Outside Parties	14
Property	10
Property Documents	13
Property Information	12
Purchase Price	9
Purchaser	9
Purchaser Parties	27
Real Property	11
Refundable Termination	12
Reports	13
Seller	9
Seller Parties	15
Seller’s Representative	22
Service Contracts	11
Survey	16
Survival Period	22

Purchase and Sale Agreement – 5000 Headquarters Drive

Tangible Personal Property	11
Taxes	20
Title and Survey Review Period	9
Title Commitment	15
Title Commitment Delivery Date	9
Title Company	9
Title Policy	16
to Seller’s knowledge	22
to the best of Seller’s knowledge	22

Purchase and Sale Agreement – 5000 Headquarters Drive

LIST OF EXHIBITS

Exhibit A	-	Legal Description of Land

Exhibit B	-	Special Warranty Deed

Exhibit C	-	Bill of Sale, Assignment and Assumption of Contracts

Exhibit D	-	FIRPTA Certificate

Exhibit E	-	Mandatory Arbitration

Exhibit F	-	Lease Agreement

Schedule 2.1.2	-	Excluded Personal Property

Purchase and Sale Agreement – 5000 Headquarters Drive

PURCHASE AND SALE AGREEMENT
5000 Headquarters Drive, Plano, Texas

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A. Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B. Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

Purchase and Sale Agreement – 5000 Headquarters Drive

Article 1

BASIC INFORMATION

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1	Seller:	McAFEE, LLC, a Delaware limited liability company
1.1.2	Purchaser:	CAPITAL COMMERCIAL INVESTMENTS, INC., a Texas corporation
1.1.3	Purchase Price:	$31,650,000.00
1.1.4	Earnest Money:	$1,000,000.00, including interest thereon, to be deposited in accordance with Section 3.1 below.
1.1.5	Title Company and Escrow Agent:	Chicago Title Insurance Company 3100 Monticello Avenue, Suite 800 Dallas, TX 75205 Attention: Kristi Covey Telephone: 972.764.1456 E-mail: kristi.covey@ctt.com
1.1.6	Broker:	Cushman & Wakefield U.S., Inc.
1.1.7	Effective Date:

The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.8	Title Commitment Delivery Date:	The date which is ten days after the Effective Date.
1.1.9	Title and Survey Review Period:	The period ending 20 days after the initial Title Commitment is delivered to Purchaser under Section 5.1, but in any event not later than the expiration of the Inspection Period.
1.1.10	Inspection Period:	The period ending on October 5, 2021.
1.1.11	Closing Date:

The date which is 15 days after the expiration of the Inspection Period, as may be extended by Purchaser pursuant to Section 7.2, or such earlier date as Purchaser and Seller may agree in writing; but in no event later than November 19, 2021.

Purchase and Sale Agreement – 5000 Headquarters Drive

1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to Section 5.1	Seller
Premium for standard form Title Policy required to be delivered pursuant to Section 5.4	Seller

Premium for any upgrade of Title Policy for extended or additional coverage and any deletions or endorsements to the Title Policy desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges

Purchaser
Costs of any updates, revisions, modifications or recertifications to the existing Survey	Purchaser
Costs of any survey and zoning reports for the Property performed in the six months prior to the Effective Date and provided to Purchaser	Purchaser
Costs for UCC searches	Purchaser
Recording fees	Purchaser
Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Purchaser
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser ½ Seller ½
Real Estate Sales Commission to Broker	Seller
All other closing costs, expenses, charges and fees	Purchaser

1.3 Notice Addresses:

Purchaser:	Capital Commercial Investments, Inc. 500 N. Capital of Texas Hwy, Suite 200 Austin, TX 78746 Attention: Doug Agarwal Telephone: 512.472.6990 E-mail: dagarwal@capitalcommercial.com	Copy to:	Sneed, Vine & Perry, P.C. 2705 Bee Caves Road, Suite 160 Austin, TX 78746 Attention: William D. Brown Telephone: 512.494.3127 E-mail: bbrown@sneedvine.com

Seller:	McAfee, LLC 5000 Headquarters Drive Plano, TX 75024 Attention: Benni Bueckert Telephone: 469.642.5108 E-mail: benni_bueckert@mcafee.com	Copy to:	Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3900 Dallas, TX 75201 Attention: Paul A. Martin Telephone: 214.220.7875 E-mail: pmartin@velaw.com Reference: MCA313/32000

Copy to:	McAfee, LLC 5000 Headquarters Drive Plano, TX 75024 Attention: Kim Davis Telephone: 972.835.7386 E-mail: kimberly_davis@mcafee.com

Article 2
PROPERTY

2.1 Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The land described in Exhibit A hereto (the “Land”), together with (a) all improvements located thereon, but expressly excluding improvements and structures owned by any third party

Purchase and Sale Agreement – 5000 Headquarters Drive

pursuant to the Permitted Exceptions (“Improvements”), (b) all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).

2.1.2 Tangible Personal Property. All of Seller’s right, title and interest in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, specifically including the furniture owned by Seller located on the first and third floors of the Improvements, as well as the furniture, fixtures and equipment owned by Seller in the existing gym and work out facility and the café located within the Improvements, but specifically excluding the property described in Schedule 2.1.2 and any items of personal property owned by third parties or leased to Seller (collectively, the “Tangible Personal Property”).

2.1.3 Intangible Personal Property. All of Seller’s right, title and interest, if any, in all intangible personal property used or useful solely in connection with the Real Property and the Improvements, including, without limitation: all trade names and trademarks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without cost to Seller); and governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller) (all of the items described in this Section 2.1.3 collectively referred to as the “Intangible Personal Property”); provided, however, the foregoing Intangible Personal Property shall be expressly limited to such property used or useful solely in connection with the Real Property and the Improvements and shall in no event include any property otherwise related to any other business operations conducted by any of Seller’s affiliates. Tangible Personal Property and Intangible Personal Property shall not include (a) all cash on hand or on deposit in any bank, operating account or other account maintained in connection with the ownership, operation or management of the Property, cash equivalents (including certificates of deposit), deposits held by third parties (e.g., utility companies) and bank accounts, (b) all insurance policies maintained in connection with the ownership, operation or management of the Property, (c) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (d) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, (e) any documents pertaining solely to the marketing of the Property and any direct or indirect interest therein for sale to prospective purchasers, and (f) any trade name, mark or other identifying material that includes the name “Network Associates” or the name “McAfee” or any derivative thereof.

Article 3
EARNEST MONEY

3.1 Deposit and Investment of Earnest Money. Within three Business Days after the Effective Date, Purchaser shall deposit the Earnest Money with Escrow Agent and deliver a completed, executed Form W-9 to Escrow Agent and Seller. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

3.2 Independent Consideration; Non-Refundable Earnest Money. If Purchaser elects to terminate this Agreement pursuant to a Refundable Termination (defined below) and is entitled to receive a return of the Earnest Money pursuant to the terms of this Agreement, the Escrow Agent shall first disburse to Seller $100.00 as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances. If Purchaser elects to terminate this Agreement other than pursuant to a Refundable Termination and is entitled to receive a return of Earnest Money pursuant to the terms of this Agreement, notwithstanding anything herein to the contrary, the Escrow Agent shall first disburse to Seller $500,000.00 (the “

Purchase and Sale Agreement – 5000 Headquarters Drive

Non-Refundable Earnest Money”), which shall be retained by Seller in all instances. As used herein, a “Refundable Termination” means a termination of this Agreement by Purchaser (i) pursuant to an Environmental Termination Notice (defined below) delivered in accordance with Section 4.3 below, or (ii) pursuant to Purchaser’s rights under Section 10.2 below.

3.3 Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or a wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination of this Agreement.

3.4 Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser timely elects to terminate this Agreement prior to the expiration of the Inspection Period pursuant to a Refundable Termination, Escrow Agent shall pay the entire Earnest Money (less the Independent Consideration [which shall be paid to Seller] and any escrow cancellation charges[which shall be paid by Purchaser]) to Purchaser one Business Day following Escrow Agent’s receipt of the Environmental Termination Notice from Purchaser (as long as the current investment can be liquidated and disbursed in one Business Day and, if not, as promptly as possible). If Purchaser elects to terminate this Agreement other than pursuant to a Refundable Termination, Escrow Agent shall pay the Earnest Money (less the Non-Refundable Earnest Money [which shall be paid to Seller] and any escrow cancellation charges [which shall be paid by Purchaser]) to Purchaser one Business Day following Escrow Agent’s receipt of the Environmental Termination Notice from Purchaser (as long as the current investment can be liquidated and disbursed in one Business Day and, if not, as promptly as possible). In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to a Refundable Termination, Escrow Agent is authorized to deliver the Non-Refundable Earnest Money to Seller and other Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the fifth Business Day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless a party hereto notifies Escrow Agent that it disputes the right of the other party to receive such other Earnest Money. In such event, Escrow Agent may interplead such other Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the disputed Earnest Money, or if the disputed Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

Article 4
DUE DILIGENCE

4.1 Due Diligence Materials . Seller has delivered, caused to be delivered, or made available to Purchaser those items regarding the Property listed or contained in Broker’s electronic data room (the “Property Information”).

4.2 Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing or earlier termination of this Agreement, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering and geotechnical inspections and tests and an ASTM standard Phase I environmental site assessment, provided that (a) Purchaser must give Seller two full Business Days’ written notice of any such inspection or test, and with respect to any intrusive inspection or test (including, without limitation, collection of air, soil, groundwater, or building material samples or soil cores or any test designed to identify the presence of Hazardous Materials) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion, including, without limitation, on Seller’s right to take split or duplicate samples from any such intrusive inspection or test for purposes of conducting, at Seller’s sole cost, its own inspection or test thereof), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place (and Purchaser and its contractors, agents and representatives shall maintain during the pendency of this Agreement) (1) commercial general liability insurance with limits of at least $2,000,000 for bodily or personal injury or death, (2) property damage insurance in the amount of at least $2,000,000, including coverage for contractual liability and personal and advertising injury with respect to Purchaser’s obligations hereunder, and (3) workers’ compensation and employers’ liability insurance in accordance with

Purchase and Sale Agreement – 5000 Headquarters Drive

applicable law, but in all cases with limits of at least $100,000 each accident, $100,000 each employee and $500,000 policy limit, all covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance, except for workers’ compensation and employers’ liability, shall (A) name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate and (B) be written by a reputable insurance company having a rating of at least “A:VIII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and (C) otherwise be subject to Seller’s prior approval, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.8 below. Seller shall have the right to be present, or have one or more of its own consultants present, during any interview or inspection of the Property by Purchaser or its agents. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, which obligation shall survive the termination of this Agreement. Subject to the provisions of Section 4.6 hereof, Purchaser or Purchaser’s representatives may communicate with any governmental authority for the sole purpose of gathering information regarding then-current zoning compliance of the Real Property and the then-current entitlements with respect to the Real Property in connection with the transaction contemplated by this Agreement and searching publicly available databases regarding the Property. However, with respect to any other communications with governmental authorities, Purchaser must notify Seller at least five full Business Days in advance to inform Seller of Purchaser’s intended communication with any governmental authority and to obtain Seller’s consent with respect thereto, and if Seller so consents, to allow Seller the opportunity to participate in such communication if Seller desires. As used in this Section, “communicate” and “communication” shall include the initiation of, response to, or sharing or exchange of information, knowledge or messages, whether by oral, written or electronic methods or media, or by any other means for the purpose of knowingly subverting the provisions of this Section regarding Purchaser’s obligations to provide Seller with prior notice of such communication and Seller’s ability to participate in such communication. All policies of insurance required under this Agreement shall contain a waiver of subrogation endorsement, shall provide that the coverage is primary and is not in excess of or contributing with any insurance or self-insurance maintained by Seller or any of its affiliates, investors, lenders or consultants, and shall be kept and maintained in force during the term of this Agreement and so long thereafter as necessary to cover any claims of damages suffered by persons or property resulting from any acts or omissions of Purchaser, its employees, agents, contractors, suppliers, consultants or other related parties.

4.3 Due Diligence Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and any other information provided by Seller in connection with the transactions contemplated by this Agreement (including any notes, memoranda, summaries, analyses, compilations, and other writings relating to the Property Information or based on the Property Information prepared by or on behalf of Purchaser, collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement (1) for any reason or no reason by giving written notice of such termination to Seller and Escrow Agent (the “Due Diligence Termination Notice”) on or before the last day of the Inspection Period, or (2) due to a Material Environmental Defect by giving written notice of such termination to Seller and Escrow Agent (the “Environmental Termination Notice”) on or before the last day of the Inspection Period. If Purchaser does not give a Due Diligence Termination Notice or an Environmental Termination Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.3, Purchaser shall be deemed to have knowledge of all information contained in the Property Documents and in any report or other diligence prepared by or on behalf of Purchaser and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important. As used herein, a “Material Environmental Defect” means the documented existence of any environmental condition upon the Property which is substantiated in a final phase one environmental assessment report obtained by Purchaser and prepared by a licensed environmental consultant that is not disclosed in the Property Documents and the cost of remediation therefor exceeds $250,000.00 and for which Seller is unwilling or unable to give Purchaser a credit in cash at Closing.

4.4 Return of Documents and Reports. As additional consideration for the transaction contemplated herein, Purchaser shall provide copies of all Reports, except Environmental Reports, to Seller (which may be delivered electronically in PDF format), within two Business Days following Purchaser’s receipt of such Reports. “Reports” mean third-party reports, tests, test results, investigations and studies regarding the physical condition or state of the

Purchase and Sale Agreement – 5000 Headquarters Drive

Property. “Environmental Reports” means any third party reports, tests, test results, investigations, and studies that pertain to contamination or other environmental condition of the Property. If Purchaser terminates this Agreement or fails to close the purchase of the Property for any reason, then Purchaser agrees to cause all Reports, except Environmental Reports, to be addressed to Seller at no cost to Seller. Additionally, if Purchaser terminates this Agreement, within two Business Days following receipt of a written request for the same by Seller if such request is made within six months after such termination, Purchaser shall return all Property Documents and copies thereof to Seller within three Business Days after such request. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement. Seller acknowledges that Purchaser does not make any warranty or representation regarding the truth, accuracy or completeness of the Reports or the source(s) thereof. Seller further acknowledges the Reports will be prepared by third parties other than Purchaser. Purchaser expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in the Reports, or for omissions from the Reports, or in any other written or oral communications transmitted or made available to Seller by third parties regarding the Reports. Notwithstanding anything herein to the contrary, (a) Purchaser covenants, represents and warrants to Seller that any information contained in an Environmental Termination Notice shall be true and correct, and (b) Purchaser shall deliver any Environmental Reports referenced or described in an Environmental Termination Notice to Seller’s counsel within two business days following request therefor.

4.5 Service Contracts. On or prior to the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser requests that Seller deliver written termination at or prior to Closing, provided Seller shall have no obligation to terminate, and Purchaser shall be obligated to assume, any Service Contracts which by their terms cannot be terminated without penalty or payment of a fee. For the avoidance of doubt, if a Service Contract provides that it will terminate automatically upon the sale of the Property, Purchaser shall not be permitted to assume such Service Contract. If Purchaser fails to timely notify Seller with respect to a specific Service Contract, Purchaser will be deemed to have elected to assume such Service Contract and to have waived its right to require Seller to give a termination notice with respect to such Service Contract at Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed. Purchaser must assume the obligations arising from and after the Closing Date under those Service Contracts (a) that Purchaser has agreed to assume or deemed to have elected to assume, or that Purchaser is obligated to assume pursuant to this Section 4.5, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.

4.6 Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and have been and will be delivered or made available to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). At any time and from time to time, within two Business Days after Seller’s request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents, any information taken from the Property Documents or any information obtained by, or on behalf of, Purchaser or its affiliates in connection with inspections from time to time of the Property. Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.6. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third-party benefits or relationships of any kind, either express or implied, have been offered, intended or created. Purchaser’s obligations under this Section 4.6 shall survive the termination of this Agreement.

4.7 No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Except for any express representations and warranties made by Seller in this Agreement, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without

Purchase and Sale Agreement – 5000 Headquarters Drive

limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.

4.8 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not disturb or interfere with the rights of Seller or any third parties to more than a de minimis extent; (b) not interfere with the operation and maintenance of the Property to more than a de minimis extent; (c) not damage any part of the Property or any personal property owned or held by Seller or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any other third parties or their respective agents, guests, invitees, contractors or employees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests to the condition the Property was in immediately prior to such inspection or test; (i) fully comply with Seller’s security, safety and COVID-19 protocols, which include checking in at the security desk of the Property prior to any inspections and all personnel wearing masks at all times when inside any Improvements; and (j) not reveal or disclose any information obtained concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties, in accordance with the confidentiality standards set forth in Section 4.6 above, or except as may be otherwise required by law (in which case Purchaser shall provide prior written notice to Seller before revealing or disclosing any such information and shall otherwise use reasonable efforts to ensure the confidential treatment of such information by any party to whom Purchaser is required by law to reveal or disclose such information). Purchaser’s obligations under this Section 4.8 shall survive the termination of this Agreement.

4.9 Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller, its partners, shareholders, members, managers, owners and affiliates and their respective officers, managers, directors, employees, agents and representatives (collectively, the “Seller Parties”) harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.2, 4.6 and 4.8; provided, however, such indemnity shall not extend to protect the Seller Parties from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of the Seller Parties. Purchaser’s obligations under this Section 4.9 shall survive the termination of this Agreement and shall survive the Closing.

4.10 Environmental Reports; Seller’s Right to Terminate. As additional consideration for the transaction contemplated in this Agreement, if requested by Seller in writing, Purchaser must provide (which may be delivered electronically by Purchaser to Seller in PDF format), within two Business Days following the receipt of a written request for the same from Seller, copies of Environmental Reports to Seller. Notwithstanding Section 4.9 above, Purchaser shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller’s use thereof, if any, or arising out of the fact that Purchaser merely conducted such tests or studies resulting in any Environmental Reports, so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. If such Environmental Reports, requested in writing by and provided to Seller, indicate a Material Environmental Defect, then Seller may terminate this Agreement by giving written notice to Purchaser within ten Business Days after Purchaser has provided Seller with copies of such Environmental Reports, whereupon the Earnest Money shall be returned to Purchaser, the parties shall have no further obligations hereunder except for obligations that expressly survive the termination of this Agreement.

Article 5
TITLE AND SURVEY

5.1 Title Commitment. Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (a) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and on a Texas T-7 Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

Purchase and Sale Agreement – 5000 Headquarters Drive

5.2 Survey. Seller has delivered, caused to be delivered, or made available to Purchaser via Broker’s electronic data room, a copy of the most-current survey of the Real Property in Seller’s possession (the “Survey”). Purchaser may revise, modify or recertify the Survey as necessary in order for the Title Company to delete the survey exception from the Title Policy or otherwise satisfy Purchaser’s objectives.

5.3 Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey, and shall notify Seller in writing of any objections to title within five Business Days after Purchaser receives the Title Commitment. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by Seller after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed). The term “Permitted Exceptions” shall mean: the specific exceptions (including exceptions that are a part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period and that Seller is not required to remove as provided above (provided that the Title Company shall not remove exceptions from the Title Commitment without Seller’s prior written consent); matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of the end of the Inspection Period; real estate taxes not yet due and payable; rights of Seller under the Lease (defined below); local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and any licensees under any Service Contracts not terminated as of Closing. Purchaser shall have no right to object to, request revision of or otherwise seek modification, amendment or alteration of, any Permitted Exception. Purchaser’s failure to provide title objections shall be deemed acceptance of the state of title, and Seller’s failure to respond to any notice delivered by Purchaser shall be deemed Seller’s election not to address any of the objections.

5.4 Delivery of Title Policy at Closing. In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy in accordance with the Title Commitment, insuring Purchaser’s fee simple title to the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”) (it being expressly agreed by Purchaser that it shall not be a condition to Purchaser’s obligations to close that any endorsements be issued to the Title Policy), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money (other than the Non-Refundable Earnest Money) shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

Article 6
OPERATIONS AND RISK OF LOSS

6.1 Ongoing Operations.

6.1.1 New Contracts. From and after the Effective Date through Closing or the earlier termination of this Agreement, Seller will not enter into any new Service Contract that will be an obligation affecting the Property subsequent to the Closing, except Service Contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days’ prior notice.

6.1.2 Maintenance/Operation. From the Effective Date through Closing or the earlier termination of this Agreement, and subject to Sections 6.2 and 6.3 and other events beyond the reasonable control of Seller and reasonable wear and tear, Seller shall use reasonable efforts to maintain and operate the Property in substantially the same manner as prior to the Effective Date pursuant to its normal course of business (such maintenance obligations not including capital expenditures or expenditures not incurred in such normal course of business).

Purchase and Sale Agreement – 5000 Headquarters Drive

6.2 Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give Purchaser the full 30-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money (other than the Non-Refundable Earnest Money) shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not terminate this Agreement within said 30-day period, then Purchaser shall be deemed to have waived its right to terminate under this Section 6.2.1 and the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (a) the cost of repair or (b) the sum of the Purchase Price and that portion of Seller’s rental or business loss proceeds relating to the time period after Closing, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds (1) $250,000 to repair if the casualty is an uninsured casualty or (2) 10% of the Purchase Price to repair if the casualty is an insured casualty.

6.2.2 Not Material. If the Property is not Materially Damaged, then Purchaser shall not have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any material portion thereof, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money (other than the Non-Refundable Earnest Money) shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above. If proceedings in eminent domain are instituted with respect to a portion of the Property that is not material, then the parties shall proceed under this Agreement in the same manner as described in clause (b) above. As used in this Section 6.3 “material” means a portion of the Property subject to proceedings in eminent domain which, in Seller’s reasonable estimation, exceeds 10% of the Purchase Price.

6.4 Uniform Vendor and Purchaser Risk Act Not Applicable. It is the express intent of the parties hereto that the provisions of Sections 6.2 and 6.3 above govern the rights of the parties in the event of damage to or condemnation of the Property, and that the Uniform Vendor and Purchaser Risk Act (Section 5.007 of the Texas Property Code) shall not apply to this Agreement.

Article 7
CLOSING

7.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser) and which may be in person or by mail. Funds shall be deposited into and held by Escrow Agent in a

Purchase and Sale Agreement – 5000 Headquarters Drive

closing escrow account with a bank satisfactory to Purchaser and Seller. Seller and Purchaser agree to use reasonable efforts to complete all requirements for the Closing (e.g., delivery of all documents to the Title Company) on the Business Day immediately preceding the then-scheduled Closing Date. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2 Extension Option. Purchaser shall have the one-time right to elect to extend the Closing Date for one period of up to 30 days (the “Extension Option”) by (a) delivering written notice of such election to Seller and Escrow Agent at least ten days prior to the initial Closing Date, and (b) depositing $1,000,000.00 (the “Extension Fee”) with Escrow Agent upon exercise of the Extension Option. If deposited, the Extension Fee shall be treated as a part of the Earnest Money under this Agreement for all purposes and shall be credited to the Purchase Price at Closing (if Closing occurs); provided that if the Extension Option is exercised, Escrow Agent shall release all Earnest Money (including the Extension Fee) to Seller on the originally scheduled Closing Date to be retained by Seller in all instances, except for a Refundable Termination. Purchaser’s failure to timely and properly exercise the Extension Option shall be deemed to waive the Extension Option.

7.3 Conditions to Parties’ Obligation to Close.

7.3.1 Seller’s Conditions. In addition to all other conditions set forth herein, the obligation of Seller to consummate the transactions contemplated hereunder are conditioned upon the following:

(a) Representations and Warranties. Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date;

(b) Deliveries. As of the Closing Date, Purchaser shall have tendered all deliveries to be made at Closing; and

(c) Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Purchaser that would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement.

7.3.2 Purchaser’s Conditions. In addition to all other conditions set forth herein, the obligation of Purchaser to consummate the transactions contemplated hereunder are conditioned upon the following:

(a) Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date, in each case such that no Material Adverse Effect (defined below) has occurred. As used in this Agreement, a “Material Adverse Effect” shall mean one or more material liquidated monetary claims, material offset rights or aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s representations and warranties in excess of $250,000, which Purchaser had no knowledge prior to the expiration of the Inspection Period and for which Seller is unwilling or unable to give Purchaser a credit in cash at Closing;

(b) Deliveries. As of the Closing Date, Seller shall have tendered all deliveries to be made at Closing; and

(c) Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against Seller that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement.

Purchase and Sale Agreement – 5000 Headquarters Drive

7.3.3 Non-Satisfaction of Conditions. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder (a “Closing Condition”) has not been satisfied as of the Closing Date (or such earlier date as is provided herein), such party may, as its sole remedies and recourses (except as provided in the last sentence of this Section 7.3.3 if the other party is in default), either (a) terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein) and the Earnest Money (other than the Non-Refundable Earnest Money) shall be disbursed to the terminating party in accordance with this Agreement and the Non-Refundable Earnest Money shall be disbursed to Seller, or (b) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such Closing Condition, in which event such party shall be deemed to have waived such Closing Condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such Closing Condition, such party shall be deemed to have waived such Closing Condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing. Notwithstanding any provision of this Section to the contrary, if the Closing Condition set forth in either Section 7.3.1(b) or 7.3.2(b) is not satisfied, or if a party is otherwise in default hereunder at or prior to Closing, the provisions of Article 10 of this Agreement (including the applicable notice and cure periods set forth therein) shall govern the rights and remedies of the parties hereunder with respect to such default.

7.4 Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.4.1 Deed. A Special Warranty Deed in the form of Exhibit B hereto (the “Deed”). Any discrepancy between the description of the Property in the deed from Seller’s immediate grantor and in the Survey of the Property shall be quitclaimed by Seller;

7.4.2 Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Contracts in the form of Exhibit C hereto (the “Assignment”), executed by Seller, vesting in Purchaser, without warranty, Seller’s right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions (as defined in the Deed) to the extent applicable;

7.4.3 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.4.4 FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

7.4.5 Lease Agreement. A Lease Agreement in the form of Exhibit F hereto (the “Lease”), executed by Seller;

7.4.6 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy; and

7.4.7 Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

7.5 Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.5.1 Bill of Sale, Assignment and Assumption. The Assignment, executed by Purchaser;

Purchase and Sale Agreement – 5000 Headquarters Drive

7.5.2 Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of the Real Property;

7.5.3 Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy;

7.5.4 Lease Agreement. The Lease, executed by Purchaser; and

7.5.5 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.6 Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

7.7 Purchase Price. At or before Noon local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

7.8 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing.

7.9 Delivery of Books and Records. After the Closing, to the extent copies of the same were not previously delivered by Seller to Purchaser, Seller shall deliver to the offices of Purchaser’s property manager or to the Real Property to the extent in Seller’s or its property manager’s possession: maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies of the assumed Service Contracts; and keys.

Article 8
PRORATIONS, DEPOSITS, COMMISSIONS

8.1 Prorations. At Closing, the following items shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by Purchaser from and after (and including) the Closing Date: other income and rents that have been collected by Seller as of Closing, if any; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes, any other taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, and all tax consulting fees and expenses, including, if applicable, attorneys’ fees and expenses incurred to reduce the amount of taxes (collectively, “Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations:

8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing. Seller reserves the right to pursue any challenge to Taxes attributable to any time period prior to Closing and shall be entitled to any refund or reduction of Taxes attributable to any time period prior to Closing.

Purchase and Sale Agreement – 5000 Headquarters Drive

8.1.2 Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities, if any, to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date. The provisions of the immediately preceding sentence shall survive the Closing.

8.2 Survey and Report Costs. Seller has procured an updated survey and zoning report for the Property, and Purchaser shall reimburse Seller for the full cost associated therewith at the Closing.

8.3 Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

8.4 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustments to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustments shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

8.5 Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser. Other than as stated above in this Section 8.5, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

Article 9
REPRESENTATIONS AND WARRANTIES

9.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1 Organization and Authority. Seller is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. As of the Effective Date, except as disclosed to Purchaser in writing, there is no action or proceeding (including litigation) pending or, to Seller’s knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

9.1.3 Service Contracts. To Seller’s knowledge, as of the Effective Date, the copies of the Service Contracts delivered to Purchaser as a part of the Property Information are copies of the documents used by Seller in its day-to-day operation of the Real Property.

9.1.4 Notices from Governmental Authorities. As of the Effective Date, and to Seller’s knowledge, Seller has not received from any governmental authority written notice of any material violation of any

Purchase and Sale Agreement – 5000 Headquarters Drive

laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

9.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1 Organization and Authority. Purchaser is validly existing as a corporation in good standing in the State of Texas and is qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement, to deposit and invest the Earnest Money and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Action. There is no agreement to which Purchaser is a party or, to Purchaser’s knowledge, binding on Purchaser which is in conflict with this Agreement. Purchaser has not received notice of any action or proceeding, pending or, to Purchaser’s knowledge, threatened, against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3 Prohibited Persons and Transactions. Purchaser is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

9.3 Representations and Warranties Generally.

9.3.1 Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 shall survive the Closing for a period of six months (the “Survival Period”); provided, however, that such representations and warranties shall automatically terminate if (a) prior to the Closing, Purchaser assigns this Agreement in violation of Section 12.1 or (b) following the Closing, any direct or indirect transfer, assignment, conveyance or sale of the Property or any ownership interest in Purchaser occurs.

9.3.2 Seller’s Knowledge: Seller’s Agents. Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Benni Bueckert (“Seller’s Representative”), without any duty of inquiry or investigation; provided that in no event shall Seller’s Representative, or any other officer or employee of Seller, have any individual liability under or relating to this Agreement. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.

9.3.3 Action for Breach of Representation or Warranty or Covenant. Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (1) the breach in question results from, or is based on, a condition, state of facts or other matter that was not known prior to Closing by the party bringing the action, (2) the party alleging the breach gives written notice of such breach to the other party before the earlier to occur of (i) 91 days following the date on which the party alleging the breach becomes aware of such breach and (ii) the end of the Survival Period and files the action with respect to such breach on or before the first day following the second anniversary of the Closing Date, and (3) neither party shall have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $250,000, and then only to the extent of such excess (but not in excess of the Cap defined below). The parties stipulate that the periods of time referenced above to give written notice of the alleged breach and to file the action with respect to such breach is reasonable and hereby waive any claims to the contrary. If a party fails to timely notify the other party or file such action within the required time periods as described above, such action shall be barred.

Purchase and Sale Agreement – 5000 Headquarters Drive

9.3.4 Knowledge of Breach. Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had knowledge as of Closing. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement, Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants hereunder if, prior to Closing, Purchaser has knowledge of any breach of a representation, warranty or covenant of Seller hereunder, or Purchaser obtains knowledge that contradicts any of Seller’s representations, warranties or covenants hereunder (and the representations and warranties of Seller shall be deemed to be modified thereby to be accurate), and Purchaser nevertheless consummates the transaction contemplated by this Agreement (in which event any such breach or contradiction shall be deemed waived by Purchaser). Furthermore, immediately as of the Closing, Seller’s representations and warranties shall be deemed to be modified to reflect any facts or circumstances disclosed in any estoppels received by Purchaser.

9.3.5 Liability of Seller. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to one percent of the Purchase Price (the “Cap”).

9.3.6 Breach Prior to Closing. Any breach of a representation or warranty that occurs prior to Closing shall be governed exclusively by Section 7.3.3.

9.3.7 Survivability. The provisions of this Section 9.3 shall survive the Closing.

Article 10
DEFAULT AND REMEDIES

10.1 Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, and such default or breach is not cured by the earlier of the third Business Day after written notice thereof from Seller or the Closing Date (Seller hereby agreeing to give such written notice to Purchaser within one Business Day after Seller first learns of any such default or breach by Purchaser, except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled, as its sole remedy (except as provided in Sections 4.9, 8.5, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds the actual damages of Seller or that the retention by Seller of the Earnest Money constitutes a penalty and not agreed upon and reasonable liquidated damages. Notwithstanding anything in this Section 10.1 or in Exhibit E to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear and indefeasible title to the Property, and in said event Seller shall not be required to submit such matter to arbitration as contemplated by Exhibit E. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.9, 8.5, 10.3 and 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement. IN NO EVENT SHALL PURCHASER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.2 Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, and such default or breach is not cured by the earlier of the third Business Day after

Purchase and Sale Agreement – 5000 Headquarters Drive

written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within one Business Day after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, (b) enforce specific performance to consummate the sale of the Property hereunder and to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement (it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder), or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall not be entitled to a remedy of specific performance and shall be deemed to have elected to terminate this Agreement unless a duly authorized signatory of Purchaser is physically present at the offices of the Title Company on the Closing Date with all closing documents as required by Section 7.5, executed on behalf of Purchaser where applicable, in Purchaser’s possession and Purchaser files an arbitration action pursuant to Section 12.19 hereof for specific performance within ten Business Days of the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 8.5, 10.3 and 10.4 hereof. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3 Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

10.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

Article 11
DISCLAIMERS, RELEASE AND INDEMNITY

11.1 Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition, construction or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability

Purchase and Sale Agreement – 5000 Headquarters Drive

and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents or any survey of the Property, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

11.2 Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS-IS, WHERE-IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and Purchaser will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Except as to representations or warranties of Seller expressly set forth in this Agreement, upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives and releases any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

11.3 Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES the Seller Parties from all responsibility and liability (other than that arising under representations or warranties of Seller expressly set forth in this Agreement), including without limitation, liabilities and responsibilities for the lessor’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Except as to representations or warranties of Seller expressly set forth in this Agreement, Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future

Purchase and Sale Agreement – 5000 Headquarters Drive

environmental conditions on the Property and, except as to representations or warranties of Seller expressly set forth in this Agreement, the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

11.4 “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, mold, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

11.5 Indemnity. From and after Closing, Purchaser agrees to indemnify, defend and hold the Seller Parties harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which are in any way related to the ownership, maintenance, operation or physical condition of the Property, including, without limitation, in connection with Hazardous Materials and any requirements or demands of governmental agencies with jurisdiction over the Property.

11.6 Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

Article 12
MISCELLANEOUS

12.1 Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser or an affiliate of Purchaser owned by Paul D. Agarwal, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the Inspection Period shall be deemed to have ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, and (e) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least ten days prior to Closing.

12.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

12.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Purchase and Sale Agreement – 5000 Headquarters Drive

12.6 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits hereto are incorporated herein by this reference for all purposes.

12.7 Time. Time is of the essence in the performance of this Agreement.

12.8 Confidentiality; Press Releases. Purchaser shall make no public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information related to this Agreement to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.6, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser. Without limiting the foregoing requirement for Seller approval, the names “Network Associates”, “McAfee” or any derivative thereof shall not be used or referenced in any public announcement, press release or disclosure relating to the transactions contemplated under this Agreement. Purchaser acknowledges and agrees that the use of such name in any public announcement, press release or disclosure is not accurate and Purchaser will instruct Purchaser’s partners, lenders, investors, brokers, agents, employees, officers, directors, attorneys and representatives (collectively, the “Purchaser Parties”) to comply with this provision. Purchaser, on behalf of itself and the Purchaser Parties, stipulates that the breach of the requirements of this Section 12.8 will cause irreparable harm to Seller for which damages may not constitute an adequate remedy. Accordingly, Purchaser agrees, on its own behalf and on behalf of the Purchaser Parties, that any breach of the requirements of this Section 12.8 may be enjoined by an appropriate court order or judgment. Seller’s remedies are not limited to injunctive relief for a breach of the requirements of this Section 12.8, and all legal and equitable remedies will continue to be available to Seller. For clarity, Seller may disclose the terms of this Agreement in connection with Seller’s reporting and disclosure requirements (including disclosures required by the U.S. Securities and Exchange Commission). The provisions of this Section 12.8 shall survive Closing.

12.9 Electronic Transactions. Except as expressly provided in Section 12.10 (entitled “Notices”) and Section 12.13 (entitled “Execution in Counterparts”), the parties hereby acknowledge and agree (a) this Agreement shall not be executed, entered into, altered, amended or modified by electronic means and (b) without limiting the generality of subparagraph (a), the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means.

12.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Purchase and Sale Agreement – 5000 Headquarters Drive

12.12 Calculation of Time Periods; Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.

12.13 Execution in Counterparts. This Agreement (and any alterations, amendments or modifications thereto) may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement (or any alteration, amendment or modification thereto), the parties may execute and exchange by electronic mail PDF counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement (or any alteration, amendment or modification thereto) to physically form one document.

12.14 No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

12.15 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.16 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.17 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.18 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

12.19 Mandatory Arbitration. The parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit E hereto and made a part hereof for all purposes. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit E. This Section 12.19 will not prevent Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein or as expressly permitted by Section 10.1 hereof. The terms of this Section 12.19 shall survive (a) the termination of this Agreement, and (b) the Closing.

12.20 Independent Responsibility/No Alter Ego. The parties hereby agree that the obligations of the parties under this Agreement are separate and distinct, and that no party’s affiliate, officer, manager, director, employee, agent or representative (of any type or nature) or other third party is responsible in any manner whatsoever for the debts, liabilities or obligations of such party hereto. As such, the parties agree that no party’s affiliate, officer, manager, director, employee, agent or representative (of any type or nature) or other third party is an alter-ego of such

Purchase and Sale Agreement – 5000 Headquarters Drive

party (or any affiliate thereof) or in any manner is or shall be vicariously, derivatively or otherwise liable for the debts, liabilities or obligations of such party or any affiliate thereof (collectively, “Derivative Claims”). The parties further agree that, as a material part of and material inducement for the transactions contemplated by this Agreement, they will not assert any Derivative Claims in any dispute, claim or controversy relating to or arising out of this Agreement. The provisions of this Section shall survive the closing or consummation of the transactions contemplated by this Agreement or any termination or purported termination of this Agreement.

12.21 Reliance on Title Policy. Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Property (and/or any portion thereof), and any liens or other encumbrances affecting the Property (and/or any portion thereof), Purchaser acknowledges and agrees that it is solely relying upon the Title Policy. If Purchaser has any claim under the Title Policy, Purchaser agrees that it will look solely to the Title Policy for recovery on such claim, and Purchaser shall not assert any claim against Seller for a breach of a representation, warranty, or covenant with respect to such claim. This Section shall survive the Closing.

12.22 WAIVER OF JURY TRIAL. SELLER AND PURCHASER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR THE EARLIER TERMINATION OF THIS AGREEMENT.

12.23 Like-Kind Exchange. Seller may consummate the sale of the Property as part of a so-called like-kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that Seller shall notify Purchaser in writing before Closing that it intends to consummate this transaction as part of an Exchange, and shall provide with such notice all material information relating to the parties and properties to the Exchange.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

Purchase and Sale Agreement – 5000 Headquarters Drive

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

SELLER:

McAFEE, LLC, a Delaware limited liability company

By:	/s/ Venkat Bhamidipati
Name:	Venkat Bhamidipati
Title:	CFO
Date Executed by Seller: September 13, 2021

Purchase and Sale Agreement – 5000 Headquarters Drive

PURCHASER:

CAPITAL COMMERCIAL INVESTMENTS, INC., a Texas corporation

By:	/s/ Paul D. Agarwal
Name:	Paul D. Agarwal
Title:	President
Date Executed by Purchaser: September 13, 2021

Purchase and Sale Agreement – 5000 Headquarters Drive

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Kristi Covey
Name:	Kristi Covey
Title:	Authorized Agent
Date Executed by Escrow Agent: September 13, 2021

Purchase and Sale Agreement – 5000 Headquarters Drive

Purchase and Sale Agreement – 5000 Headquarters Drive